Exhibit 1.02

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2013

INTRODUCTION

This Conflict Minerals Report (“Report”) for Seagate Technology plc. (the “Company,” “Seagate,” “we,” or “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1 to December 31, 2013 (the “Reporting Period”).  This Report is being filed as Exhibit 1.02 to our Specialized Disclosure Report on Form SD and is also posted on our website at http://www.seagate.com/about/global-citizenship/?navtab=supply-chain. Information contained on, or accessible through, our website is not a part of this Report.

The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain tin, tantalum, tungsten, or gold (“3TG,” also defined by the rule as “conflict minerals”).  The Democratic Republic of the Congo (“DRC”) and its adjoining countries have extensive reserves of 3TG, some of which are illegally sourced and traded by armed groups responsible for significant human rights violations. The purpose of the Rule is to encourage companies whose products contain conflict minerals to endeavor to source from suppliers who do not directly or indirectly support such armed groups through their purchasing decisions. The Democratic Republic of the Congo and its adjoining countries, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia, are sometimes referred to in this Report as the “Covered Countries”.

We are a leading provider of electronic data storage products. Our principal products are hard disk drives, commonly referred to as disk drives, hard drives or HDDs. Hard disk drives are devices that store digitally encoded data on rapidly rotating disks with magnetic surfaces. Disk drives continue to be the primary medium of mass data storage due to their performance attributes, high quality and cost effectiveness.

We produce a broad range of electronic data storage products including:

•                  Hard disk drives (HDDs)

•                  Solid state hybrid drives (SSHD)

•                  Solid state drives (SSD)

These products all serve the following market segments:

•                  Enterprise applications, where our products are designed for enterprise servers, mainframes and workstations

•                  Client compute applications, where our products are designed for desktop and notebook computers

•                  Client non-compute applications, where our products are designed for a wide variety of end user devices such as digital video recorders (DVRs), gaming consoles, personal data backup systems, portable external storage systems and digital media systems.

In addition to manufacturing and selling data storage products, we provide data storage services for small to medium-sized businesses, including online backup, data protection and recovery solutions. Data storage services fall outside the scope of Dodd-Frank Section 1502 because online backup, data protection and recovery solutions are not “products” that contain conflict minerals.

We rely on our direct suppliers to provide information with respect to the origin of the conflict minerals contained in components and materials supplied to us, including sources of conflict minerals that are supplied to them from lower tier suppliers. In all cases, the information relating to the conflict minerals contained in our products is derived from lower tier suppliers and from information provided to us through our membership with the Electronics Industry Citizenship Coalition (“EICC”).

Contracts with our suppliers can be multi-year contracts and we cannot unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts, or our existing contracts renew, we intend to add a conflict minerals clause requiring suppliers to provide conflict minerals sourcing and smelter information. We believe that it will take a number of years to ensure that most of our supplier contracts contain flow-down clauses. Until the contracts can be amended, as described above, we are working with our supply chain to encourage them to provide the conflict mineral sourcing information.

We are unable to determine the origin of the conflict minerals in our products that are necessary to the functionality or production of the products (“necessary conflict minerals”) that we manufactured or contracted to manufacture during the Reporting Period. We believe the products that we manufactured or contracted to manufacture that are subject to the reporting obligations of the Rule contain conflict minerals of indeterminate origin because we have been unable to determine the origin of the conflict minerals they contain or to determine whether such conflict minerals did not directly or indirectly finance or benefit armed groups in the Covered Countries.  For those reasons, we are required under the Rule to submit to the SEC a Conflict Minerals Report as an Exhibit to Form SD.

In July 2013 Seagate acquired LaCie S.A. (“LaCie”). Prior to acquisition, LaCie was not obligated to provide a specialized disclosure report because it did not file reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (that is, LaCie was not a US reporting company). Therefore, LaCie products are not covered in this report.

Seagate Technology plc.	Conflict Minerals Report	page 2 of 16

In 2014 Seagate acquired Xyratex, Inc.  As a US reporting company, Xyratex was obligated to provide a specialized disclosure report for the calendar 2013 reporting period; therefore, the Xyratex report is appended here.

PRODUCT DESCRIPTION

As noted above, the Company produces a broad range of electronic data storage products including HDDs, SSHDs and SSDs.  As such, Seagate’s products in the aggregate contain all four conflict minerals, drawing on the same set of suppliers, with little variation, across all product lines. Therefore, Seagate does not differentiate product lines with respect to conflict mineral supply chains, since those supply chains are essentially identical with respect to conflict minerals regardless of the product produced.

Seagate is a partially vertically integrated company:  we design and manufacture most of our own recording heads and media, which are then assembled into finished functional memory devices. However, Seagate does not directly procure any metals from smelters or refiners; we buy only parts, components, materials, and subassemblies containing these metals. As such, Seagate occupies the supply chain position of a “downstream company” as defined by the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Guidance”).

DUE DILIGENCE MEASURES

To determine the source and chain of custody of 3TG necessary to the production of our products, we conducted due diligence on our supply chain, using measures developed to ascertain whether the minerals originated from the DRC or an adjoining country and, if so, whether the purchase of such minerals directly or indirectly benefited armed groups.

Design of Our Due Diligence Measures

Our conflict minerals due diligence measures have been designed to conform to the OECD Guidance for 3TG for downstream companies in all material respects.  Our due diligence measures address the following steps:

1.              establishing strong Company management systems for conflict minerals supply chain due diligence;

2.              identifying and assessing conflict minerals risks in our supply chain;

3.              designing and implementing strategies to respond to conflict minerals risks identified;

4.              contributing to independent third-party audits of the due diligence practices of conflict minerals smelters and refiners by participating in industry organizations; and

5.              reporting on our conflict minerals supply chain due diligence activities.

Seagate Technology plc.	Conflict Minerals Report	page 3 of 16

Due Diligence Measures Performed

Our due diligence measures include the following activities:

•                  We drafted a Seagate Corporate Policy on Conflict Minerals (the “Policy”), posted it to our external website, and communicated it to Seagate’s direct suppliers. The Policy states how we seek to eliminate our use of 3TG that contribute to human rights abuses in the DRC and adjoining countries.

•                  We wrote and released an internal Corporate Standard Operating Procedure for Conflict Minerals Management (the “Standard Operating Procedure”) specifically designed to conform to the OECD Guidance.

•                  We developed and implemented a Seagate Conflict Minerals Management Plan (the “Management Plan”) in accordance with the Standard Operating Procedure.

•                  We established an internal team to implement the Management Plan. That team has been involved in the following measures designed to support our compliance with the Rule and our Standard Operating Procedure:

1.              Established requirements for supplier contracts to define Seagate expectations of suppliers regarding sourcing of conflict minerals and reporting of information to Seagate.

2.              Conducted a review to identify relevant direct (i.e. first tier) suppliers of products containing necessary conflict minerals (in the form of tin, tungsten, tantalum or gold, or collectively, “3TG Direct Suppliers”).

3.              Requested that all 3TG direct suppliers provide information to us regarding their conflict minerals using the template developed by the Electronics Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative, known as the Conflict Minerals Reporting Template (the “CMRT”) to ascertain, for each of the conflict minerals (i) the smelter or refiner where it was processed, (ii) its country of origin, and (iii) its mine(s) of origin.  The CMRT also includes questions about the location or mine of origin. Our instructions to 3TG Direct Suppliers requested those suppliers to make similar efforts to survey their supply chain using the CMRT and to report the facilities and location or mine of origin for the relevant conflict minerals.

4.              Reviewed and validated (to the extent reasonably feasible) the information provided by our 3TG Direct Suppliers by establishing a process that included an assessment of the completeness and reasonableness of the information provided.  We then conducted follow-up communications with our 3TG Direct Suppliers to address observed deficiencies in certain suppliers’ CMRT submissions and encourage 3TG Direct Suppliers to develop appropriate 3TG supply chain management systems in support of our previously communicated Policy.

Seagate Technology plc.	Conflict Minerals Report	page 4 of 16

5.              Compared the facilities identified by relevant 3TG Direct Suppliers via the supply chain survey against the list of facilities that have received a “conflict-free” designation for tantalum, tin, tungsten and gold, as identified in the Conflict-Free Smelter List (“CFS List”) published by the Conflict Free Sourcing Initiative (“CFSI”).

6.              Supported the CFSI Conflict-Free Smelter Program (the “CSFP”) through participation in the CFSI Committee and other sub-committees, and requested relevant 3TG Direct Suppliers in the Seagate supply chain to encourage the facilities in their supply chains to participate in the CFSP, more fully described below.

7.              Made periodic reports to Seagate senior management.

Reasonable Country of Origin Inquiry

As a member of the EICC participating in the CFSI, we leveraged the due diligence conducted on smelters and refiners by the CFSP.  The CFSP uses carefully selected and trained independent private sector auditors to audit the source, including mines of origin, and chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the CFSP.  The smelters and refiners that are found to be CFSP compliant are those for which the independent auditor has verified that the smelter’s or refiner’s conflict minerals originated from conflict free mines and trading, whether in the Democratic Republic of the Congo or any of its adjoining countries.  (As permitted by the Rule for this Reporting Period, no independent private sector auditor has audited this Report.)

Based on a “reasonable country of origin inquiry,” Seagate does not know or have reason to believe that any portion of its necessary conflict minerals originated or may have originated in the Covered Countries and does not know or have reason to believe that those necessary conflict minerals may not be from recycle or scrap sources, except in the case where smelters or refiners who have been recognized as conflict-free by the EICC Conflict Free Sourcing Initiative have indicated sources within the DRC or adjoining countries, i.e., those sources have been CFSI verified as conflict-free.

Seagate Technology plc.	Conflict Minerals Report	page 5 of 16

ANALYSIS OF SUPPLIER DATA

The following table depicts the status of our efforts to determine the smelters and refiners in our supply chain as of the end of 2013 for each of the conflict minerals used in our products.  As noted below, we found that the smelters and refiners in our supply chain can be differentiated into three categories:  (1) EICC recognized smelters or refiners that have not yet been validated as conflict free; (2) EICC recognized conflict-free smelters or refiners; and (3) facilities not yet recognized by the EICC as smelters or refiners.

Metal	EICC recognized, not yet validated conflict-free smelters or refiners	EICC recognized, conflict-free smelters or refiners	Facilities unrecognized by EICC as smelters or refiners

Tin	32	10	133
Tungsten	20	0	39
Tantalum	0	18	14
Gold	45	37	80

DUE DILIGENCE DETERMINATION

We carried out the diligence process described above in order to ascertain the source and chain of custody of conflict minerals used in our supply chain.  Based on the processes implemented and information gathered therefrom, we were unable to determine the origin of all of the conflict minerals used in our products, and therefore concluded that for the Reporting Period we were unable to determine whether the necessary conflict minerals in our products directly or indirectly financed or benefited armed groups in the DRC or any of its adjoining countries.  However, neither did we find any direct evidence that any of our 3TG Direct Suppliers derived any conflict minerals from sources within the DRC or adjoining countries, other than from sources that were CFSI validated.

The smelters and refiners we have reason to believe reside in our supply chain, whose tin, tungsten, tantalum, and/or gold may comprise portions of our products, and who as of the end of 2013 had not been recognized through EICC as conflict-free are shown in the following table.  Our direct suppliers have named these smelters or refiners as their sources of tin, tungsten, tantalum, and gold in the products we buy from them. As stated above, the list is not exhaustive. The list does not imply that any of these smelters or refiners source from conflicted supply lines within the DRC or adjoining countries, but only that as of 2013 year end they had not yet been validated by the EICC as conflict-free.  Nor does the inclusion of any name on the list imply that its products necessarily comprise portions of our products, only that the tin, tungsten, tantalum and gold in our products may come from these sources or from others yet to be determined. EICC validated conflict-free smelters and refiners in our supply chain are not included in the list.

Seagate Technology plc.	Conflict Minerals Report	page 6 of 16

Metal	Smelter or Refiner
Gold	Aida Chemical Industries Co. Ltd.
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Métaux SA
Gold	Chugai Mining
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Do Sung Corporation
Gold	FSE Novosibirsk Refinery
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	Kazzinc Ltd
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L’ azurde Company For Jewelry
Gold	Met-Mex Peñoles, S.A.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	OJSC Kolyma Refinery
Gold	Pan Pacific Copper Co. LTD
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Sabin Metal Corp.
Gold	SAMWON METALS corp.
Gold	Schone Edelmetaal
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda
Gold	Xstrata Canada Corporation
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tin	CNMC (Guangxi) PGMA Co. Ltd.

Seagate Technology plc.	Conflict Minerals Report	page 7 of 16

Tin	Cookson
Tin	Cooper Santa
Tin	CV Prima Timah Utama
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	FENIX METALS
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Liuzhou China Tin
Tin	Metallo Chimique
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Novosibirsk Integrated Tin Works
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Eunindo Usaha Mandiri
Tin	PT Mitra Stania Prima
Tin	PT Refined Bangka TIN (RBT)
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Tambang Timah
Tin	PT Timah
Tin	PT Timah
Tin	PT Tinindo Inter Nusa
Tin	PT DS Jaya Abadi
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tungsten	A.L.M.T. Corp.
Tungsten	ATI Tungsten Materials
Tungsten	Chaozhou Xiangli Tungsten Industry Co Ltd
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Ganzhou Huaxin Tungsten Products
Tungsten	Global Tungsten & Powders Corp.
Tungsten	HC Starck GmbH
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Japan New Metals Co Ltd
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group
Tungsten	Jiangxi Tungsten Co Ltd
Tungsten	Kennametal Inc.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd

Seagate Technology plc.	Conflict Minerals Report	page 8 of 16

FUTURE PLANS TO IMPROVE DUE DILIGENCE AND SUPPLIER RESPONSIVENESS

Seagate faces two main challenges in attaining a conflict-free supply chain.  First, upon analysis of supplier CMRTs, we found a substantial portion of the named smelters and refiners could not be readily confirmed as actual smelters and refiners. Therefore, we continue to communicate with our suppliers, directly and through the EICC Smelter Identification committee, and, in some cases, directly with purported smelters and refiners, in order to establish their true identity and function in the supply chain.

Secondly, we continue to work on creating processes to encourage the smelters and refiners in our supply chain to agree to undergo audit of their materials procurement controls and disciplines to validate themselves as conflict-free. Such an audit must be performed according to audit protocols established by an internationally recognized organization such as the EICC. We continue to request our direct suppliers to seek out and develop recognized conflict-free sources for their 3TG, and we are endeavoring to obtain commitment dates from smelters and refiners for engaging with a recognized audit protocol, including developing metrics for quantifying progress in this direction.

For purposes of the 2014 reporting period, we are currently in the process of sending out the newest version of the CMRT created by the EICC to our direct suppliers, which is expected to enhance the quality of the information obtained through the diligence process.  We are also working to clarify the requirements which we seek to enforce through our supply chain through our contracting process in support of the Policy. We continue to work with the EICC to improve practices and processes to encourage responsible sourcing of 3TG in a manner that does not result in a de facto boycott of impacted metals mined in the DRC and adjoining countries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report (including the Addendum regarding Xyratex) contains forward-looking statements, including, in particular, statements about our future plans to improve due diligence and supplier responsiveness. These forward-looking statements are based on information available to us as of the date of this Conflict Mineral Report and are based on management’s current views and assumptions. These forward-looking statements also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual events to differ materially from our expectations. Such risks and uncertainties include the veracity of information directly or indirectly provided to us by others and expectations regarding future smelter-refiner participation in conflict-free verification regimens. Except as may be required by law, we undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Seagate Technology plc.	Conflict Minerals Report	page 9 of 16

Addendum: Xyratex

INTRODUCTION

This Conflict Minerals Report for Xyratex, a Seagate company (“Company,” “we,” or “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”) for the reporting period from January 1 to December 31, 2013 (the “Reporting Period”).

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain tin, tantalum, tungsten, or gold (“3TG,” also defined by the rule as “conflict minerals”).  If the SEC registrant has reason to believe that any of those conflict minerals may have originated in the Democratic Republic of the Congo or an adjoining country, or is unable to determine the country of origin of those conflict minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the conflict minerals’ source and chain of custody.

Xyratex was purchased by Seagate on the 31st March, 2014. Before this date Xyratex was an independent company, traded on the NASDAQ. Because Xyratex was an independent company during the Reporting Period, information regarding Xyratex is presented separately in this Addendum.

For the Reporting Period, Xyratex conducted due diligence on the source and chain of custody of the conflict minerals that are necessary to the functionality or production of the products (“necessary conflict minerals”) that we manufactured or contracted to manufacture, after January 1, 2013, for which the results of our reasonable country of origin inquiry conducted on these conflict minerals were as follows:

•                  We were not able to obtain adequate information from our supply chain to be able to make a determination as to the source of these conflict minerals. The current status of all Xyratex’s products is “DRC conflict indeterminable”.

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PRODUCT DESCRIPTIONS

Xyratex has 3 divisions that make the following products:

•                  Our OSS Division makes data storage products.

•                  Our CE Division makes large products used to process and test parts used within hard disk drives and also complete hard disk drives.

•                  Our HPC Division makes High Performance Computing products.

Products manufactured by all three divisions made extensive use of electrical and electronic circuitry. The use of 3TG minerals within this circuitry is integral to the functionality of all Xyratex products.

DUE DILIGENCE MEASURES

We conducted due diligence on the source and chain of custody of our CMR Conflict Minerals to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or any of its adjoining countries, and financed or benefited armed groups in any of these countries.

Design of Our Due Diligence Measures

Our conflict minerals due diligence measures have been designed to conform with the OECD Guidance, as applicable for tin, tungsten, tantalum, gold and downstream companies (as the term is defined in the OECD Guidance), in all material respects.  We designed our due diligence measures to address the following steps:

1.              establishing strong Company management systems for conflict minerals supply chain due diligence;

2.              identifying and assessing conflict minerals risks in our supply chain;

3.              designing and implementing strategies to respond to conflict minerals risks identified;

4.              contributing to independent third-party audits of the due diligence practices of conflict minerals smelters and refiners by participating in industry organizations; and

5.              reporting on our conflict minerals supply chain due diligence activities in our annual Global Citizenship Report.

Seagate Technology plc.	Conflict Minerals Report	page 11 of 16

Reasonable Country of Origin Inquiry

Xyratex has performed a Reasonable Country of Origin Inquiry (“RCOI”) using the Conflict Minerals Reporting Template (“CMRT”) created by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”). The template provides a common means for vendors to report their Conflict Mineral status. The RCOI data request was sent to our largest vendors, who make up 97% of Xyratex’s direct material spend based on the previous financial year.

At the time of writing, 91.5% of the vendors that were sent the request have responded.

Due Diligence Measures Performed

Over and above the above RCOI and in order to establish our custody of chain of supply, the following due diligence activities have taken place:

•                  Using an industry standard software tool, Xyratex analyzed the data contained within the vendor’s completed EICC/GeSI Templates. The analysis shows that 100% of vendors are indicating that their conflict minerals sources are as yet undetermined.

•                  Regular progress meetings have been held with our internal team to make progress in various actions and related documentation. These actions have included the vendor RCOI, purchase of CFR documentation, requesting assistance from our accountants and ensuring Xyratex’s CM Policy is fit for purpose.

DUE DILIGENCE DETERMINATION

After conducting due diligence on the source and chain of custody of the necessary conflict minerals in products that Xyratex manufactures or contracts to manufacture, we found all such Xyratex products to be DRC conflict undeterminable.  DRC conflict undeterminable products, as the term is defined in Rule 13p-1, are those for which we were unable to determine whether their necessary conflict minerals directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or any of its adjoining countries.

DRC Conflict Undeterminable Products

Xyratex’s products all contain all four conflict minerals, and all source from the same set of suppliers, across all divisions. Therefore, Xyratex does not differentiate divisions with respect to conflict mineral supply chains, since those supply chains are essentially identical with respect to conflict minerals regardless of the product produced.

Seagate Technology plc.	Conflict Minerals Report	page 12 of 16

ANALYSIS OF SUPPLIER DATA

The following table depicts the status of our efforts to determine the smelters and refiners in our supply chain as of the end of 2013 for each of the conflict minerals used in our products.  As noted below, we found that the smelters and refiners in our supply chain can be differentiated into three categories:  (1) EICC recognized smelters or refiners that have not yet been validated as conflict free; (2) EICC recognized conflict-free smelters or refiners; and (3) facilities not yet recognized by the EICC as smelters or refiners.

Metal	EICC recognized, not yet validated smelters or refiners	EICC recognized conflict-free smelters or refiners	Facilities unrecognized by EICC as smelters or refiners

Gold	49	36	96
Tantalum	2	21	13
Tin	48	12	138
Tungsten	21	0	44
Total	120	69	291

The smelters and refiners we have reason to believe reside in our supply chain, whose tin, tungsten, tantalum, and/or gold may comprise portions of our products, and who as of the end of 2013 had not been recognized through EICC as conflict-free are shown in the following table.  Our direct suppliers have named these smelters or refiners as their sources of tin, tungsten, tantalum, and gold in the products we buy from them. The list is not exhaustive. The list does not imply that any of these smelters or refiners source from conflicted supply lines within the DRC or adjoining countries, but only that as of 2013 year end they had not yet been conflict-free validated by EICC.  Nor does the inclusion of any name on the list imply that its products necessarily comprise portions of our products, only that the tin, tungsten, tantalum and gold in our products may come from these sources or from others yet to be determined. EICC validated conflict-free smelters and refiners in our supply chain are not included in the list.

Metal	Smelter or Refiner
Gold	Aida Chemical Industries Co. Ltd.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Métaux SA
Gold	Central Bank of the DPR of Korea
Gold	Chugai Mining
Gold	Codelco
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Do Sung Corporation
Gold	Hwasung CJ Co. Ltd

Seagate Technology plc.	Conflict Minerals Report	page 13 of 16

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	Kazzinc Ltd
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L’ azurde Company For Jewelry
Gold	Met-Mex Peñoles, S.A.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	Pan Pacific Copper Co. LTD
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Suzhou Xingrui Noble
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda
Gold	Valcambi SA
Gold	Xstrata Canada Corporation
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tantalum	Gannon & Scott
Tantalum	King-Tan Tantalum Industry Ltd
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cookson
Tin	Cooper Santa
Tin	CV Duta Putra Bangka
Tin	CV JusTindo

Seagate Technology plc.	Conflict Minerals Report	page 14 of 16

Tin	CV Makmur Jaya
Tin	CV Nurjanah
Tin	CV Prima Timah Utama
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Zi-Li
Tin	Gold Bell Group
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Metallo Chimique
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Novosibirsk Integrated Tin Works
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega
Tin	PT Refined Banka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Seirama Tin investment
Tin	PT Stanindo Inti Perkasa
Tin	PT Sumber Jaya Indah
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa

Seagate Technology plc.	Conflict Minerals Report	page 15 of 16

Tin	PT Yinchendo Mining Industry
Tin	Yunnan Chengfeng
Tungsten	A.L.M.T. Corp.
Tungsten	ATI Tungsten Materials
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd
Tungsten	China Minmetals Nonferrous Metals Co Ltd
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd
Tungsten	Global Tungsten & Powders Corp
Tungsten	HC Starck GmbH
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Japan New Metals Co Ltd
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Tungsten	Jiangxi Tungsten Industry Group Co Ltd
Tungsten	Kennametal Inc.
Tungsten	Tejing (Vietnam) Tungsten Co Ltd
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten Co Ltd
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd

FUTURE PLANS TO IMPROVE DUE DILIGENCE

Future reporting periods’ due diligence with respect to necessary conflict minerals in Xyratex products will be addressed as part of Seagate’s processes. See the discussion in the main report under the caption “Future Plans to Improve Due Diligence and Supplier Responsiveness,” which is incorporated by reference in this paragraph.

Seagate Technology plc.	Conflict Minerals Report	page 16 of 16